                                  EXHIBIT 99.1

                      AIRTOUCH COMPLETES ACQUISITION OF CCI
         Terry Tindel Named Executive Vice President and General Manager

SAN FRANCISCO/NEW YORK -- AirTouch Communications, Inc. (NYSE: ATI) announced today that it has completed its acquisition of Cellular Communications, Inc. The acquisition became effective at 7:30 p.m., Eastern Time, on Friday, August 16, 1996, when CCI was merged into a wholly-owned subsidiary of AirTouch.

         With the acquisition, AirTouch will add about 5 million proportionate POPs, more than 360,000 customers, an additional $58 million of pro-forma operating cash flow for the first half of 1996 and $90 million of pro-forma 1995 operating cash flow. The acquisition brings AirTouch's total domestic cellular portfolio to nearly 43 million POPs, $695 million of pro-forma 1995 proportionate operating cash flow and 2.9 million customers. The Michigan and Ohio markets, now operating under the Cellular One brand name, will convert to the AirTouch brand, bringing the total number of states offering cellular service under the AirTouch name to 17.

         The merger was approved at a special meeting of CCI stockholders on Friday, August 16, 1996 at 10:00 a.m. by the affirmative vote of approximately 82% of the outstanding CCI stock, or approximately 99% of the votes cast.

         Effective immediately, Terry A. Tindel becomes Executive Vice President and General Manager for AirTouch in Michigan and Ohio overseeing the 2,300 employees who provide service in 22 key midwestern markets.

         Tindel previously held the position of vice president and general manager for AirTouch Cellular in Atlanta. He joined the corporation as part of a Paging acquisition made by Pacific Telesis Group and served a 15-year tenure with AirTouch Paging, ultimately spending seven years as eastern regional vice president. Tindel holds his masters in business administration in marketing from Georgia State University and his bachelor of science degree in Industrial Management from Georgia Institute of Technology.

         Holders of CCI stock had the opportunity to elect to receive either cash or AirTouch convertible preferred securities in exchange for their shares of CCI stock, or to make no election with respect to such shares. Under the terms of the merger agreement, the aggregate number of shares of CCI stock to be acquired by AirTouch in exchange for cash was 7,149,860, which represented 27.18% of the shares of CCI stock outstanding at the effective time of the merger and not held by AirTouch, and the aggregate number of shares of CCI stock to be acquired by AirTouch in exchange for AirTouch preferred securities was 19,153,218, which represented 72.82% of the shares of CCI stock outstanding at the effective time of the merger and not held by AirTouch. This ratio of cash to preferred securities includes the effect of an adjustment to preserve the tax-free status of the merger, as provided in the merger agreement. Holders of 6,400,228 shares of CCI stock elected to receive AirTouch preferred securities in the merger, and holders of 19,246,991 shares of CCI stock elected to receive cash.

         Based upon the allocation and adjustment procedures set forth in the merger agreement, holders who elected to receive cash will receive cash at the rate of $55.00 per share of CCI stock in exchange for approximately 37.15% of the total number of shares of CCI stock held by such holder, and will receive preferred securities at the rate of 0.900 of a share of AirTouch 6.00% Class B Mandatorily Preferred Stock and 0.578 of a share of AirTouch 4.25% Class C Preferred Stock per share of CCI stock in exchange for approximately 62.85% of the total number of shares of CCI stock held by such holder. All CCI stockholders who elected to receive AirTouch preferred securities or who were deemed to have made no election with respect to their shares of CCI stock will receive, for all shares of CCI stock held by such holder, 0.900 of a share of Class B Preferred Stock and 0.578 of a share of Class C Preferred Stock for each share of CCI stock held by such holder. Each holder of CCI stock who would otherwise be entitled, after taking into account all certificates delivered by such holder, to receive a fractional share of AirTouch securities will receive cash (without interest) in lieu of fractional shares at the rate of $29 per share of Class B Preferred Stock and $50.00 per share of Class C Preferred Stock.

         In the aggregate, AirTouch will pay approximately $393.24 million in cash and will issue approximately 17.24 million shares of Class B Preferred Stock and approximately 11.07 million shares of Class C Preferred Stock in the merger. The Class B Preferred Stock and Class C Preferred Stock are expected to commence trading on the New York Stock Exchange on Monday, August 19, 1996 under the symbols ATI Pr B and ATI Pr C.

         AirTouch Communications is a global wireless communications company, with interests in cellular, paging, personal communications services and the Globalstar satellite system in the United States and ten other nations: Belgium, Germany, India, Italy, Japan, Poland, Portugal, South Korea, Spain and Sweden. The company, based in San Francisco, serves more than 6.7 million proportionate customers worldwide.


                                       9